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                                                                     EXHIBIT 4.1


                            WAXMAN INDUSTRIES, INC.
               1996 NON-EMPLOYEE DIRECTORS' RESTRICTED SHARE PLAN

     1. Purpose. The 1996 Non-Employee Directors' Restricted Share Plan (the "Plan") of Waxman Industries, Inc., a Delaware corporation (the "Corporation"), is designed to increase the proprietary and vested interest of the non-employee directors of the Corporation in the growth, development and financial success of the Corporation by granting them awards of Restricted Shares (as defined below).

     2. Amount and Source of Stock. The maximum number of shares of the Corporation's common stock, $.01 par value per share (the "Shares") that may be subject of awards under this Plan shall be 100,000. The Corporation shall reserve such number of Shares for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Corporation's treasury, or partly out of each. In the event that Shares that are awarded to a non-employee director that are subject to the transfer and forfeitability restrictions described in Section 5(c) (the "Restricted Shares") are forfeited for any reason, such Shares shall thereafter again be available for award pursuant to the Plan.

     3. Administration of the Plan. The Plan shall be administered by a committee (the "Committee") of the Board of Directors of the Corporation (the "Board") comprised of two or more members of the Board, selected by the Board, all of which members shall be "disinterested persons" as that term is defined in Rule 16b-3(d)(3) (or any successor provision) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee is hereinafter sometimes referred to as the "Administrative Body." The Administrative Body shall have full authority to interpret the Plan, to establish and amend rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan.

     4. Non-Discretionary Grants. Each individual who is a non-employee director of the Corporation serving on the Board of Directors of the Corporation for five years or more at the time of the adoption of this Plan by the Board shall receive, as of the date of the adoption of this Plan by the Board, an award of 5,000 Restricted Shares for each five full years of service as a non-employee director of the Corporation. Each individual who, after the date of the adoption of the Plan, is a non-employee director of the Corporation shall receive, on each fifth anniversary of their initial election as, or their becoming a, non-employee director of the Board, an award of Restricted Shares in an amount equal to the excess of (a) the product of (i) 5,000 and (ii) the result (rounded down to the nearest whole number) obtained by dividing the number of full years of service as a non-employee director of the Corporation by 5 over (b) the number of Restricted Shares previously awarded to such individual pursuant to this Plan; provided that such person is a non-employee director of the Corporation on the date the award is granted.

     5.Terms of Awards; Acceptance of Awards; Price; Restrictions and
       Conditions.

     The Restricted Shares awarded hereunder shall be awarded only pursuant to a written agreement, which shall be executed by the non-employee director to whom an award of Restricted Shares is granted pursuant to the Plan (a "Participant") and a duly authorized officer of the Corporation and which shall contain the following terms and conditions:

          (a) ACCEPTANCE OF AWARD. An award of Restricted Shares must be accepted by the Participant within a period of sixty (60) days (or such other period as the Board may specify at grant) after the award date.

          (b) PRICE. The purchase price of each Restricted Share shall be equal to its par value, and shall be payable by the Participant by check (or by any other means acceptable to the

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     Board) at the time the Participant executes the Restricted Share award agreement, unless otherwise provided by the Board.

          (c) RESTRICTIONS AND CONDITIONS. The Restricted Shares awarded to a Participant pursuant to this Section 5 shall be subject to the following restrictions and conditions:

             (i) A Participant shall not be permitted to sell, transfer, pledge, hypothecate, factualize, assign or otherwise encumber Restricted Shares (or any interest therein) awarded under the Plan prior to the date on which such Shares vest in accordance with clause (iii), except (x) in accordance with the laws of descent and distribution and (y) to the extent permitted by applicable laws, in connection with a sale, transfer or assignment to (1) the spouse or any lineal ancestor or descendant of such Participant or (2) any trust, the sole beneficiaries of which are any or all of such Participant or the spouse or any lineal ancestor or descendant of such Participant.

             (ii) Except as provided in clause (i) and this clause (ii), the Participant shall have, with respect to the Restricted Shares, all of the rights of a stockholder of the Corporation, including the right to vote the Shares and to receive any cash dividends declared on them. Stock dividends, if any, issued with respect to Restricted Shares shall be treated as additional Restricted Shares that are subject to the same restrictions and other terms and conditions that apply with respect to the Restricted Shares with respect to which such dividends are issued.

             (iii) Subject to the applicable provisions of the Restricted Share award agreement and this Section, a Participant's interest in each award of Restricted Shares shall immediately become fully vested and nonforfeitable, and the restrictions set forth in this Section 5(c) shall lapse, upon the earliest to occur of (x) the last day of the second consecutive year during which the Participant shall serve as a non-employee director commencing from the date of each award of Restricted Shares pursuant to Section 4 (such two year vesting period referred to herein as the "Term"), (y) the Participant's death or total disability, or (z) a Change in Control Date (as defined herein). Notwithstanding the foregoing, if a Participant resigns as a non-employee director for any reason or is removed for cause prior to the end of the Term for which he was awarded Restricted Shares, all such Restricted Shares that have not vested in accordance with the preceding sentence shall be forfeited immediately, and the Corporation shall reimburse the Participant an amount equal to his purchase price for such forfeited Restricted Shares. All determinations as to whether a non-employee director has become totally disabled shall be made by the Administrative Body, in good faith, upon the basis of such evidence as it deems necessary or desirable, and shall be final and binding on all interested persons.

          (d) STOCK CERTIFICATES. A stock certificate registered in the name of each Participant receiving a Restricted Share award shall be issued in respect of such Restricted Shares. Such certificate shall bear whatever appropriate legend referring to the terms, conditions, and restrictions applicable to such award as the Administrative Body shall determine. The Administrative Body may, in its sole discretion, require that the stock certificates evidencing Restricted Shares be held in custody by the Corporation until the restrictions thereon shall have lapsed. If and to the extent a Participant's interest in Restricted Shares becomes fully vested, certificates for an appropriate number of unrestricted Shares shall be delivered to the Participant promptly.

     6. Adjustments Upon Certain Events.

     If the outstanding Shares are subdivided, consolidated, increased, decreased, changed into, or exchanged for a different number or kind of shares or other securities of the Corporation through reorganization, merger, recapitalization, reclassification, capital adjustment or similar transaction, or if the Corporation shall issue additional Shares as a dividend or pursuant to a

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stock split or other similar corporate event affects the Shares such that an adjustment is required in order to preserve the benefits or potential benefits intended under this Plan then adjustment shall be made to any or all of the number and kind of Shares which thereafter may be awarded under the Plan, or the number and kind of Shares subject to outstanding awards. Distributions to the Corporation's stockholders consisting of property other than Shares of the Corporation or its successor and distributions to stockholders of rights to subscribe for Shares shall not result in the adjustment of the Shares subject to outstanding awards. Adjustments under this paragraph shall be made by the Administrative Body, whose determination thereof shall be conclusive and binding. Any fractional Share resulting from adjustments pursuant to this paragraph shall be eliminated from any then outstanding award. Nothing contained herein or in any award agreement shall be construed to affect in any way the right or power of the Corporation to make or become a party to any adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or otherwise transfer all or any part of its business or assets.

     7. General Restrictions.

     (a) No award of Restricted Shares hereunder shall be granted if the Corporation shall at any time determine that (i) the listing upon any securities exchange, registration or qualification under any state or federal law of any Shares otherwise deliverable upon such grant, or (ii) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such grant. In any of the events referred to in clause (i) or clause (ii) above, the grant of such awards shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation in its sole discretion, notwithstanding any termination of any option or any portion of any option during the period when such grant has been suspended.

     (b) The Administrative Body may require, as a condition to the right to receive an award, that the Corporation receive from the Participant, at the time of any such award, representations, warranties and agreements to the effect that the Shares are being held by the Participant for investment only and without any present intention to sell or otherwise distribute such Shares and that the Participant will not dispose of such Shares in transactions which, in the opinion of counsel to the Corporation, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder. The certificates issued to evidence such Shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

     8. Extraordinary Event Provisions.

     (a) IMPACT OF EVENT.

     Upon the occurrence of an Extraordinary Event (as defined below), the transferability and forfeiture restrictions placed on any Restricted Shares by
Section 5 shall lapse on the Extraordinary Event Date (as defined below) and such Shares shall be deemed fully vested and owned by the Participant as of such date.

     (b) DEFINITION OF EXTRAORDINARY EVENT.

     For purposes of the Plan, an Extraordinary Event means the happening of any of the following:

          (i) any "person," as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Corporation or any subsidiary in which the Corporation owns fifty percent (50%) or more of the total combined voting power, or any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any such subsidiary) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
     Act), directly

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     or indirectly, of securities of the Corporation representing twenty percent
     (20%) or more of the combined voting power of the Company's then outstanding securities.

          (ii) during any period of two consecutive years beginning on or after the Effective Date, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause -- (iii) or (iv) of this Section 8) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (unless the approval of the election or nomination for election of such new directors was in connection with an actual or threatened election or proxy contest), cease for any reason to constitute at least a majority thereof;

          (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" -- as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Corporation or any subsidiary in which the Corporation owns fifty (50%) or more of the total combined voting power, or any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any such subsidiary) acquired more than twenty percent (20%) of the combined voting power of the Corporation's then outstanding securities;

          (iv) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets or any transaction having a similar effect; or

          (v) there is a corporate separation or division, including, but not limited to, a split-up, spin-off or extraordinary distribution of cash, securities or other property.

The "Extraordinary Event" shall be the earliest date on which one of the events described in this Section 8 occurs.

     Notwithstanding anything in this definition to the contrary, an event or occurrence (or a series of events or occurrences) which would otherwise constitute an Extraordinary Event under the foregoing shall not constitute an Extraordinary Event for purposes of this Plan if the Board, by majority vote, determines that an Extraordinary Event does not result therefrom; but only if Continuing Directors constitute a majority of the directors voting in favor of such determination. Further, an event or occurrence (or a series of events or occurrences) which would not otherwise constitute an Extraordinary Event under the foregoing shall be deemed to constitute an Extraordinary Event for purposes of this Plan if the Board, by majority vote, determines that an Extraordinary Event does result therefrom; but only if Continuing Directors constitute a majority of the directors voting in favor of such determination. A determination by the Board under the provisions of this paragraph shall be made solely for purposes of this Plan and shall not directly or indirectly affect any determination or analysis of whether an Extraordinary Event results for any other purpose. Any determination made with respect to whether an Extraordinary Event results for purposes of any other plan or agreement of the Company shall have no effect for purposes of this Plan.

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     9. Amendment.  The Board shall have full authority to amend the Plan;
provided, however, that the Board shall not amend the Plan more than once every six months, with respect to the provisions of the Plan which relate to the amount, price and timing of grants, other than to comport with changes in the Internal Revenue Code (the "Code"), Employee Retirement Income Security Act ("ERISA"), or the rules thereunder. Except as provided in Section 10, any amendment that (i) increases the total number of Shares reserved for the purposes of the Plan, (ii) expands the class of individuals eligible to receive grants under the Plan, (iii) increases the period for granting awards as provided herein, or (iv) modifies the Plan in any other way if such modification requires stockholder approval shall only be adopted by the Board subject to any required stockholder approval. No amendment to the Plan shall, without the consent of the Participant, materially and adversely affect his or her rights under any award theretofore granted.

     10. Termination. Unless the Plan shall theretofore have been terminated as provided hereinafter and in Section 13, the Plan shall terminate on May 14, 2006, and no awards may be granted under the Plan thereafter; provided, however, that the Board may at any time, in its sole discretion, terminate the Plan prior to the foregoing date. No termination of the Plan by the Board shall, without the consent of the Participant, materially and adversely affect his or her rights under such award theretofore granted.

     11. Taxable Income and Section 83(b) Election. Taxable income recognized by each Participant as a result of the award of Restricted Shares hereunder, and the withholding liability and withholding date with respect thereto, would be affected by a decision by each Participant to make an election under Section 83(b) of the Code (an "83(b) Election") with respect to the Restricted Shares within 30 days of the date of award. Each Participant will have the sole responsibility for determining whether to make an 83(b) Election with respect to the Restricted Shares, and for properly making such election and filing the election with the relevant taxing authorities on a timely basis. Each Participant will not rely on the Corporation for any advice in connection with the decision to whether to make, or procedures for making the 83(b) Election and each Participant should consult his or her own tax advisor with respect to the desirability of and procedures for making an 83(b) Election with respect to the Restricted Shares. Each Participant should submit to the Corporation a copy of any 83(b) Election with respect to the Restricted Shares immediately upon filing such election with the relevant taxing authority.

     12. Certain Additional Payments by the Corporation.

     (i) Each Participant shall be entitled to receive a payment (the "Gross-Up Payment") in an amount equal to the additional federal, state and local taxes payable by the Participant attributable to each award of Restricted Shares and the Gross-Up Payment such that the net amount of the award and the Gross-Up Payment, after the calculation and deduction of any such taxes with respect to such amounts, shall be equal to the award. In determining this amount: (a) the amount of the Gross-Up Payment shall be reduced by the amount of federal, state and local income taxes that could be obtained by the deduction of the portion of the Gross-Up Payment attributable to federal, state and local income taxes; (b) in the case of any tax which applies only to income below a certain level, no Gross-Up Payment will be payable with respect to such tax, except to the extent that the award or the Gross-Up Payment results in additional tax liability; and
(c) the Gross-Up Payment shall be reduced by income or excise tax withholding payments made by the Corporation to any federal, state or local taxing authority with respect to the award and/or Gross-Up Payment that was not deducted from compensation payable to the Participant.

     (ii) All determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in Section 12(i) above, shall be made by the Corporation, which shall provide detailed supporting calculation to

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the Participant within 15 business days after the earlier to occur of the making of an 83(b) Election by the Participant or the end of the Term. The determination of tax liability made by the Corporation shall be subject to review by the Participant's tax advisor, and, if the Participant's tax advisor does not agree with the determination reached by the Corporation, then the Corporation's independent auditors (the "Accounting Firm") and the Participant's tax advisor shall jointly make the determination. All fees and expenses of the Accounting Firm, but not tax advisors retained by the Participant, shall be borne by the Corporation. Any Gross-Up Payment, as determined pursuant to this
Section 12, shall be paid by the Corporation to the Participant within five days after the receipt of the determination.

     (iii) As a result of the uncertainty in the application of federal, state and local income taxes at the time of the initial determination hereunder, it is possible that Gross-Up Payments will not have been made by the Corporation that should have been made consistent with the calculations required to be made hereunder ("Underpayment"). In the event that the Participant thereafter is required to make a payment of any Taxes, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Participant. In the event that the Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from the Corporation to the Participant payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

     (iv) The Gross-Up Payments determined under this Section 12 are payable to the Participant not later than five days prior to the date on which federal estimated tax payments are due for the calendar quarter in which the Participant recognizes gross income with respect to the award for federal income tax purposes.

        13. Stockholder Approval. The Plan was submitted to, and was approved by, the stockholders of the Corporation at the 1996 Annual Meeting of the Corporation's stockholders.
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